SECOND AMENDMENT TO

ETF DISTRIBUTION AGREEMENT

This Second Amendment (the “Amendment”) to the ETF Distribution Agreement dated as of May 31, 2017 (the “Agreement”), by and between Strategy Shares (the “Trust”), and Foreside Fund Services, LLC (the “Distributor”), is hereby effective as of August 24, 2018 (the “Effective Date”).

WHEREAS, the Trust and Distributor (the “Parties”) desire to amend Exhibit A to the Agreement to reflect the removal of one Fund and the addition of two Funds; and

WHEREAS, pursuant to Section 8(b) of the Agreement, all amendments are required to be made in writing and executed by the Parties.

NOW THEREFORE, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

STRATEGY SHARES	FORESIDE FUND SERVICES, LLC

By: /s/ Jerry Szilagyi	By: /s/ Mark Fairbanks
Name: Jerry Szilagyi	Name: Mark Fairbanks
Title: President	Title: Vice President

ETF DISTRIBUTION AGREEMENT

Exhibit A

Funds:

Strategy Shares U.S. Market Rotation Strategy ETF

Strategy Shares Ecological Strategy ETF

Strategy Shares Nasdaq 7 HANDL™ Index ETF

Strategy Shares Nasdaq 5 HANDL™ Index ETF

Strategy Shares Drawbridge Dynamic Allocation ETF